EXHIBIT 10(a)

                   AGREEMENT FOR THE PURCHASE SALE OF SHARES

                           COMPANIA MINERA EL BRONCE

                                      TO

                        CDE CHILEAN MINING CORPORATION

                                      AND

                        COEUR D'ALENE MINES CORPORATION

IN SANTIAGO, CHILE, on August 30, 1996, before me, MARIA GLORIA ACHARAN TOLEDO, Chilean, lawyer, national identification card No. 5,575,365-2, Notary Public of the Forty Second Notary of this Municipality, with office at No. 257 Teatinos St., there appear: MR. MAXIMILIANO CALLEJAS, Chilean, married, mining execution engineer, national identification card No. 3,172,853; Mrs. EDDA CALLEJAS MIRANDA, Chilean, unmarried, agronomist, national identification card No. 4,317,082-1 and Mrs. VERONICA ROJAS CALLEJAS, Chilean, married mining industrialist, national identification card No. 6,062,614-6, as directors and on behalf, as will be evidenced, of COMPANIA MINERA EL BRONCE, mining contractual company engaged in the business indicated in its name, Taxpayer number 80,482,100-0, all domiciled in this city, at No. 240 Carmencita St., Las Condes, for the one part; and for the other ALFREDO CRUZAT OSSA, married, geologist, identification card No. 4,184,190-7, on behalf, as will be evidenced, of CDE CHILEAN MINING CORPORATION AGDNOIA CHILE, hereinafter "CDE", Agency in Chile, foreign stock corporation and COEUR D'ALENE MINES CORPORATION, hereinafter "COEUR", foreign stock corporation constituted under the laws


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of the  State  of  Idaho,  United  States  of  America,  both  of the  mining, industrial and commercial business, all domiciled for these purposes at No. 133 La Gloria St., Las Condes, Santiago, the appearing parties of legal age, who evidenced their identity with the respective cards and state:

FIRST Compania Minera CDE El Bronce is a contractual mining company, organized by public deed delivered on October 11, 1994 before the Notary of Santiago Mrs. Maria Gloria Acharan Toleda, registered on folio 205 No. 59 of the Register of Mining Property of 1994 and on folio 9, 119 folio No. 20 of the Register of Mine Shareholders of 1994, both of the Custodian of Mines of Santiago, The corporate interest of CDE El Bronce is divided into one hundred share, divided into two series, A and B, of which 99 shares of the A series belong to Compania Minera El Bronce, while the remaining share called Series B or preferred share, belongs to CDE, as is evidenced by the registration referred to on folio 9,119, No. 9 of the Shareholders' Register of the Custodian of Mines of Santiago of the year 1994.

SECOND Compania Minera El Bronce sells, assigns and transfers to CDE, for who Mr. Alfredo Cruzat Ossa buys and accepts, ninety eight ordinary shares called Series A of Compania Minera CDE El Bronce. Also Compania Minera El Bronce hereby sells, assigns and transfers to COEUR, for whom Mr. Alfredo Cruzat Ossa buys and accept one ordinary share called Series A of Compania Minera CDE El Bronce. As a consequence of this purchase sale, the corporate interest of Compania Minera CDE El Bronce will be divided into one hundred shares of which 98 ordinary shares called Series A and one preferred share of Series B belong to CDE, while the remaining share which is ordinary of the Series A belongs to COEUR.

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THIRD The price of the  purchase  sale  amounts  to the sum of US  $2,558,361, currency  of the  United  States of  America,  which is paid in this  act,  in
national  currency,   according  to  the  equivalence  of  the  exchange  rate
corresponding to the observed dollar of the business day immediately preceding that of actual payment, which is 411,91 pesos per dollar, so that the price expressed in national currency that is paid at this time amounts to 1,053,814.480 pesos. This price is distributed as follows US $25,998.58 per share, CDE paying a total of US $2,547,860.84 dollars of the United States of America for the ninety eight ordinary shares of Series A, that it acquires hereby, and COEUR paying US $10,500.12 dollars of the United States of America for the remaining ordinary share of the Series A that it acquires in this same act. The seller receives such sums in cash and to its full satisfaction.

FOURTH CDE and COEUR, as only shareholders and on behalf of Compania Minera CDE El Bronce, binds themselves, since January 1, 1997, to pay to Compania Minera El Bronce a royalty equivalent to three per cent of the "Net Smelter Return", also called indistinctly "NRS" from the produce of the sale of gold concentrate, methalic gold, minerals or any other product or subproduct or net income arising from smelting, refining or sale of mineral product coming from the mining concessions identified in the first clause of the purchase sale of mining concessions and other assets entered into between Compania Minera El Bronce and Compania Minera CDE El Bronce, by public deed of October 24, 1994 before the attesting Notary. This payment shall be made quarterly no later that the 30 days following the expire of each calendar quarter, this being calculated on the basis of the total production of the corresponding quarter. If there are no final liquidations with respect of the total of production the royalty should be

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calculated  and paid on the basis of the  amount  indicated  in the  provisory liquidations, being the balance due within ten business days following the final liquidation. Net income will be understood to be that which results from deducting from the gross income the following charges: smelting and refining expenses, fines, assay costs, arbitration, freight and handling of mineral products from the mine to the smelter, refining plant or other type of establishment of the buyer of the products, including insurance customs costs and taxes applied to such product. In the case the smelting and/or refining is made in installations owned or controlled by Compania Minera CDE El Bronce, CDE, COEUR or its assignees, the charges penalties, and costs of said operations shall be the same as those that would have been incurred if said operation where made in installations of third parties, doing similar processes for comparable products, in accordance to usual market terms. For these purposes the gross price of the gold minerals shall be the price of gold according to the international pricing indicated in the Metals Week - and indicates minerals that are not gold, the price indicated in Metals Week for said minerals-which average for the corresponding quarter, multiplied by the total number of ounces of fine gold - or amount of fine or other minerals, if applicable - certify or acknowledge by the smelter refiner or other purchaser reliable of these minerals during the corresponding quarter. Compania Minera El Bronce shall have the right to request and review the NRS liquidations, and shall have access to the documentation on production, sales and accounting which is necessary to verify the calculation of the amount referred to in this clause. If Compania Minera El Bronce does not agree with the calculations, or if deems so necessary by whatever reasons, it may request at any time, and in its own expense, if auditing by independent auditors,

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and any adjustment  derived from the  determination  of said auditors shall be included in the liquidation corresponding to the next payment period, without prejudice to the right of the parties to request arbitration. If this value is not paid in a timely manner, Compania Minera El Bronce will be entitled to demand its payment before the arbitrator but will not give it the right to demand the resolution of this purchase-sale of shares. In cases of delay, the owed amount shall accrue the maximum interest applicable to non-indexated operations, between the dates said amounts where due and the date of effective payment. In the event Compania Minera CDE El Bronce transfer the mining concession specified hereinabove, it shall transfer the obligation to pay this royalty together to said concession, and the purchasers or assignees shall be bound to Compania Minera El Bronce in the same terms and conditions established before. In all cases, the obligation to pay the royalty shall be non divisible. CDE and COEUR, or their successors or assignees in the ownership of their shares in Compania Minera CDE El Bronce, may not adopt any resolution, either it means or not the transfer of said concessions, which may affect or prejudice the right of Compania Minera CDE El Bronce with respect the royalty.

FIFTH Compania Minera El Bronce states that the share subject of this agreement, that represent ninety nine per cent of the corporate interest of Compania Minera CDE El Bronce, as well as the claims and mining rights, superficial lands and water rights owned by Compania Minera CDE El Bronce, are not liable to chattel mortgages, mortgages, prohibitions, lawsuits, or embargoes, nor are there rights of third parties disposal. The seller will respond for the clearance of title and redhibitory defects according to the law.

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SIXTH The parties state that this  purchase  sale  agreement on all the shares owned by Compania Minera El Bronce in Compania Minera CDE El Bronce, covers the shares included in the irrevocable option agreement entered into between Compania Minera El Bronce an CDE, the latter as beneficiary of the option, by public deed delivered before the attesting Notary on October 24, 1994. Consequently, both parties agree to resolve or leave completely without effect, by mutual agreement, such irrevocable option agreement, giving each other full, total reciprocal and final release of the rights and obligations of that agreement, both parties stating that they owe nothing to each other nor do they have any claim to make or action to exercise in this connection.

SEVENTH Minutes of Shareholders Meeting of Compania Minera CDE El Bronce. Attached to this public deed.

EIGHT Any difficulty, discrepancy or conflict that may arise between the parties as a result of the application, interpretation, performance, nonperformance, validity, efficacy, nullity or any other reason in relation to this agreement, will be solved between the parties directly, within the briefest time possible, and in the event this does not occur within thirty days since the date on which either of the parties gives notice in writing to the other of its intention to settle the difficulties that have arisen in a friendly manner, the discrepancies will be subject to the cognizance and resolution of an arbitrator ex aequo et bono, for which purpose the parties hereby appoint Mr. Sergio Urrejola Monokeberg, against whose resolutions and award there will be no appeal, including annulment and complaint, which the parties waive in anticipation, and also waive all the casuals of implication or recusation, present or future, whether or

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not the parties knew could be brought  against the  arbitrators.  In the event the arbitrator appointed cannot or does not with to perform the office, this will be exercised by Mr. Pedro Doren Swett, with these same authorities, qualities and making extensive in this respect the waiver of reasons of implication or recusation and remedies against his resolutions. If the arbitrators appointed cannot or do not wish to perform the office, the arbitrator will be appointed by Ordinary Justice and will act as arbitrator at law.

NINTH For all purposes derived from this agreement, the parties set up conventional domicile in the city and commune of Santiago and extend competence before their Tribunals.

TENTH All the expenses, taxes notarial dues and other charges that may arise as a result of the delivery of this agreement, and all those that are required for the registration hereof, will be for account of the buyer.

ELEVENTH The bearer of a certified coy of this public deed is authorized to request and sign all the registrations, subregistratons and marginal annotations that may be pertinent in the respective registers of the competent Custodians.

Powers of Attorney are inserted
Signatures of appearing parties followed at the end of the public deed.

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